News Release

SINCLAIR ANNOUNCES $1 BILLION SHARE AUTHORIZATION

BALTIMORE (August 9, 2018) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (the “Company”) announced today that its Board of Directors have authorized the Company to repurchase up to $1 billion of its Class A common shares.

Commenting on the share repurchase, Chris Ripley, President and Chief Executive Officer, stated, “It is unfortunate that Tribune Media Company terminated our Merger Agreement. Nonetheless, we strongly believe in the long term outlook of our Company and disagree with the market’s current discounted view on our share price. The $1 billion authorization does not use our future free cash flow generation, but simply the excess cash currently on our balance sheet.”

The new $1 billion repurchase authorization is in addition to the Company’s existing share repurchase authorization, of which approximately $89 million of repurchase capacity remains. The new share repurchase authorization has no expiration date. The timing of share repurchases and the number of Class A common shares to be repurchased will depend upon prevailing market conditions and other factors. Repurchases will be made using the Company’s existing cash resources and may be commenced or suspended at any time or from time-to-time at the Company’s discretion without prior notice. Repurchases may be made in the open market, through 10b5-1 programs, through accelerated share repurchase programs, through privately negotiated transactions, through tender offers or through the use of derivative instruments. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company's common stock.

About Sinclair:
Sinclair is one of the largest and most diversified television broadcasting companies in the country. The Company owns, operates and/or provides services to 191 television stations in 89 markets. Sinclair is a leading local news provider in the country and operates the greatest number of award-winning news rooms in the industry and is dedicated to impactful journalism with a local focus. The Company has multiple national networks, live local sports production, as well as stations affiliated with all the major networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:
The matters discussed in this news release include forward-looking statements regarding, among other things, future share repurchases. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the timing of shares to be repurchased, the purchase price of shares to be repurchased, the number of shares to be repurchased, the types of transactions through which shares may be repurchased, the impact of changes in national and regional economies, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

For press inquiries, contact:
Robert Ford
rford@5wpr.com
212-999-5585